UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 18, 2013

RLJ ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

001-35675 (Commission File Number)	45-4950432 (IRS Employer Identification Number)

RLJ Entertainment, Inc.
8515 Georgia Avenue, Suite 650
Silver Spring, Maryland
(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 608-2115

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 18, 2013, RLJ Entertainment, Inc. (the “Company”) entered into an Employment Agreement with Mr. Miguel Penella, its Chief Executive Officer and President. Mr. Penella’s employment agreement provides that it continues until terminated in accordance with its terms by the Company or Mr. Penella.

Under the agreement, Mr. Penella’s annual base salary will be $500,000, subject to any increase as determined by the Board of Directors. Mr. Penella will have an opportunity to earn an annual bonus, based on achieving certain corporate performance levels to be established by the Board of Directors. If the applicable performance levels are met, the annual bonus for 2013 will be $400,000. The annual bonus for subsequent years will be set by the Board of Directors annually by March 31, and the annual bonus amount, subject to achieving the applicable performance levels, will not be less than $250,000. The annual bonus will be subject to the Company achieving 97% of the EBITDA or revenue targets proposed by management and approved and adopted by the Board of Directors, in its sole discretion, for 2013 and for any subsequent year.  If the Company fails to achieve 97% of the performance target levels in any year, the Board of Directors may, upon recommendation of the Compensation Committee, taking into consideration all relevant facts and circumstances, determine to award Mr. Penella all or a portion of the annual bonus amount for such year or other incentive compensation.

In addition, Mr. Penella was awarded 128,756 shares of restricted stock, with 64,378 shares vesting on March 1, 2014, 32,189 shares vesting on January 1, 2015 and 32,189 shares vesting on January 1, 2016. One-half of the shares which otherwise vest on each of these dates will be subject to an additional condition of the Company achieving 97% of the EBITDA or revenue targets proposed by management and approved and adopted by the Board of Directors, in its sole discretion, for 2013, 2014 and 2015.  If these targets are not satisfied for the particular year, one-half of the shares that would otherwise vest will be forfeited.

Mr. Penella is entitled to certain insurance, fringe and leave benefits general available to senior executives of the Company. The agreement requires Mr. Penella to protect the confidentiality of the Company’s confidential information.  It further provides that for one year after termination he will not engage in any business which is substantially similar to the Company’s business and that for two years after termination he will not seek to solicit or hire the Company’s employees.

The Company may terminate Mr. Penella’s employment for cause, without cause or upon death or disability, and Mr. Penella may terminate his employment for good reason or without cause.  If Mr. Penella’s employment is terminated by the Company without cause (other than upon death or disability) or Mr. Penella terminate his employment for good reason, he would be entitled to receive, for 12 months following termination (the “severance period”), his base salary as in effect immediately prior to termination and a pro rata annual bonus based upon the Company’s performance for the year in which termination occurs, if 97% of the performance target levels are met.  In addition, his benefits would continue for the severance period. Under the agreement, “cause” includes (a) material dishonesty, theft, misrepresentation, deceit or fraud, (b) negligence or insubordination (subject to certain rights of cure), (c) conviction for, or plea of nolo contendere to, a charge or commission of a felony or (d) material breach of the confidentiality, non-competition or non-solicitation provisions of the agreement (subject to certain rights of cure) and “good reason” includes (a) material diminution of Mr. Penella’s duties or responsibilities, (subject in either case to certain rights of cure), (b) a material breach by the Company of the agreement (subject to certain rights of cure) and (c) requiring Mr. Penella to relocate to an office on a regular basis that is more than 50 miles from the Company’s current principal executive offices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RLJ ENTERTAINMENT, INC.

Date: July 22, 2013	By:	/s/ DREW WILSON
Name: Drew Wilson
Title: CFO